EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CSG Systems International, Inc.:

We consent to the incorporation by reference in the registration statement (File Nos. 333‑10315, 333‑117928, 333‑125584, 333‑176579, 333‑176580, 333‑196530, and 333‑227000) on Form S‑8 of CSG Systems International, Inc. of our reports dated February 22, 2019, with respect to the consolidated balance sheets of CSG Systems International, Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appears in the December 31, 2018 annual report on Form 10‑K CSG Systems International, Inc.

Our report dated February 22, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018 contains an explanatory paragraph that states that the Company acquired Forte Payment Systems, Inc. on October 1, 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Forte Payment Systems, Inc.’s internal control over financial reporting associated with $234.1 million and $92.2 million of total assets and net assets, respectively, and total revenues of $24.9 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Forte Payment Systems, Inc.

Our report dated February 22, 2019, on the consolidated financial statements and related notes as of December 31, 2018 contains an explanatory paragraph that refers to the Company’s adoption of ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Omaha, Nebraska
February 22, 2019